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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE

INVESTOR AND MEDIA CONTACTS:

Anthony S. Cleberg                  Colleen T. Bauman
Chief Financial Officer             Investor Relations
(248) 340-9090                      (248) 340-7731

                           CHAMPION MANAGEMENT REPORT

Auburn Hills, Michigan, August 21, 2001 - The following management report from Walter R. Young, Chairman, President and CEO of Champion Enterprises, Inc. (NYSE: CHB), was posted to Champion's website and sent to interested parties today.

         In the 1995 through 1999 time period, we had a 6.5% average operating margin and a 26.4% return on average equity with relatively low debt. We expect that these margins and returns are achievable again, particularly with our efforts over the past two years to right-size the organization, reduce expenses, improve productivity, and lower break even points, as well as the added contribution of our Genesis division. Evidence that our strategies are working was reflected in our second quarter results, where manufacturing margin rates increased on less sales volume. This management report highlights the earnings potential of each business platform and discusses current business conditions for the industry and Champion.

EARNINGS POTENTIAL.

         MANUFACTURING. The earnings potential of our manufacturing platform is illustrated on Chart 1. We'd like to point out that in this year's second quarter our manufacturing margin, before nonrecurring items, was 5.8% on sales of $351.2 million. This margin level is comparable to the third quarter of 1999 when sales were 46% higher!
         Chart 1-Manufacturing profitability
         Bar chart showing average quarterly sales per plant (in millions) and line chart showing margins as a percent of sales.

                                    Sales            Margins
         1998                       $8.7             8.3%
         First qtr 1999             $8.1             7.8%
         Second qtr 1999            $8.5             8.0%
         Third qtr 1999             $8.1             5.8%
         Fourth qtr 1999            $7.8             5.0%
         First qtr 2000             $7.3             3.0%
         Second qtr 2000            $7.6             4.6%
         Third qtr 2000             $6.8             3.5%
         Fourth qtr 2000            $5.8             1.5%
         First qtr 2001             $5.0            -3.1%

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
         Second qtr 2001            $7.0             5.8%




         Our strategy is to continue to improve productivity at our current 49 manufacturing plants and to strengthen our retail distribution channel. With 87% of our manufacturing sales going to independent locations, they are important to our strategy. Our Champion Home Center distribution network is getting stronger and should benefit from better market conditions with lean inventories, improved business practices and Internet marketing, training and lead management.

         RETAIL. Our retail breakeven point has been reduced to about 3.5 new homes per month per location, which bodes well for earnings potential. During this year's second quarter, as shown on Chart 2, we averaged sales of 3.2 new homes per month per location, up from 2.5 during the first quarter. With an average inventory of only 14 new homes per location, breakeven equates to a 3.0 annual inventory turn. While currently at an annual turn of 2.7 times, we're still better than the industry's experience of about 2.0 turns per year.

         Chart 2-Retail profitability
         Bar chart showing average monthly new homes sold per location and line chart showing margins as a percent of sales.

                           New homes
                           sold             Margins

         1998              5.6              8.4%
         First qtr 1999    5.0              7.1%
         Second qtr 1999   5.3              9.0%
         Third qtr 1999    5.0              6.6%
         Fourth qtr 1999   3.9              2.7%
         First qtr 2000    3.9              3.2%
         Second qtr 2000   3.7              2.5%
         Third qtr 2000    3.3              -0.8%
         Fourth qtr 2000   2.8              -9.4%
         First qtr 2001    2.5              -8.8%
         Second qtr 2001   3.2              -1.4%


         Although nearing breakeven (which we hope to be above later this year), we want to return to the profitability previously enjoyed, which in 1998 was 8.4% of retail sales. Our 230 stores are focused on doing just that. Programs are in place to increase throughput, maintain low inventories, improve customer satisfaction, and enhance sales training and lead management.


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         GENESIS. The contribution of our Genesis operations should help our profitability going forward. These high quality affordable houses can be modular (currently 30% of our homes sold to builders/developers) or manufactured housing, and generally have higher margins than our traditional products. Through Genesis we are targeting small-to-medium sized builders with custom-designed homes for land they are developing. These homes have a substantial cost advantage over site-built homes and save months on the schedule to complete, as well as solve the builders' problems of labor shortages, cost overruns and weather delays. Twelve Genesis manufacturing facilities have about 30% of their production sold through this distribution channel, which is expected to grow to 100% of these plants' production by 2004.

Picture showing a 1864 sq. foot Genesis Home, the Key West model, which has a stucco exterior, spacious interior, ceramic tile, vaulted ceilings and many other features. This home is located in the Fort Meyers, Florida area.

CURRENT BUSINESS CONDITIONS.

INDUSTRY. The industry continues to work through repossessions, which currently account for about 29% of total consumer demand compared to 10% historically. Financing for new homes from traditional sources remains difficult, particularly with high interest rates and tight consumer credit standards. As a result, conventional mortgage financing now accounts for about 50% of the industry, compared to 20%-25% traditionally.

         The trend in industry production and shipments of new homes continues to improve. Although down 29% year-over-year in the second quarter, this decline is better than the 41% drop during the first quarter. Many industry followers believe that comparisons could turn positive later this year. Industry inventories have recently leveled, after dropping by over 50,000 homes since mid-1999, including about 5,000 homes in the first half of this year. Based on our estimates industry inventories should decline by about 15,000 homes for all of 2001. With the lagging economy, we have revised our industry estimates as shown in Chart 3.

                           Chart 3-Industry Forecasts

(Homes, in 000's)                   1999             2000              2001             2002
                                    ----             ----              ----             ----

Total consumer demand                393              358 -9%         310 -13%           310
  Consumer repossessions              50               75 +50%         90 +20%            70 -22%
  New consumer sales                 343              283 -17%        220 -22%           240 +9%
New retail inventory                 148              116             101                 86
Production shipments                 349              251 -28%        205 -18%           225 +10%

CHAMPION.

         MANUFACTURING. Our manufacturing operations continue to benefit from our strategy and from production efficiencies that accompany a higher backlog. During





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July, our average incoming order rate per plant was up about 14% from a year ago, driving our wholesale backlog up to approximately $64 million from $43 million at the end of the second quarter. Retailer defaults and bankruptcies remain better than expected and our contingent repurchase obligation, along with field inventories, declined slightly during the month. With low inventory levels, increased throughput should result because a retail sale should flow through to a wholesale order rather than from inventory reductions.

         RETAIL. July traffic levels on a same store basis were down about 5% year-over-year, compared to a 13% drop in the second quarter. Inventory levels were reduced to 14 new homes per location, down from 15 at the beginning of the month. Our floor plan obligation is now $81 million, $4 million lower than at the end of June.

         GENESIS. Representing about 12% of wholesale revenues and 7% of wholesale homes sold, Genesis continues to be an important part of our strategy. Genesis homes sold to builders/developers are up about 50% year-over-year. We are working with about 400 developers across the country and have 2,000 more prospects.

         By being focused, innovative and flexible, our drive for improved profitability is on! Based on third quarter-to-date operations, we continue to expect a slight improvement over second quarter's earnings, but remain concerned about the seasonally slower fourth and first quarters. Due to the progress made over the last two years, we are well positioned in our business platforms for the industry's eventual upturn. We'll keep you posted as the year progresses.


                                   Walt Young

         Champion Enterprises, Inc., headquartered in Auburn Hills, Michigan, is the industry's leading manufacturer and has produced more than 1.5 million homes since the company was founded. The company operates 49 homebuilding facilities in 16 states and western Canada and 230 company-owned retail centers in 28 states. Champion's homes are also sold by over 1,000 independent retail locations that have joined either the Champion Home Center or Alliance of Champions retail distribution networks. Further information can be found on our website, www.championhomes.net.

         This management report contains certain statements, including statements about earnings potential, margins and returns, profitability, inventories, assessments of future industry trends and forecasts, consumer loan performance, sales estimates, prospects for our independent retailers, the effect of retail programs, short-term and long-term goals, and initiatives and strategies, which could be construed to be forward looking statements within the meaning of the Securities and Exchange Act of 1934. These statements reflect the company's views with respect to future plans, events and financial performance. The company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this management report. The company has identified certain risk factors which could cause actual results and plans to differ substantially from those included in the forward looking statements. These factors are discussed in the company's most recently filed Form 10-K, and that discussion regarding risk factors is incorporated herein by reference.